Exhibit 99.1

Contact:

Susan Ferris

Investor Relations

650-266-3200

FOR IMMEDIATE RELEASE

Cell Genesys Announces Registered Direct Equity Offering of $30 Million

SOUTH SAN FRANCISCO, Calif., May 12, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that the Company has entered into a definitive agreement with a single institutional investor to sell 7.1 million shares of its common stock at a negotiated price of $4.22 per share, a price which is a 10% premium to the volume-weighted average price on May 9, and warrants to purchase 8.5 million shares of its common stock at $10.00 per share through a registered direct offering. The gross proceeds to the Company of this offering are $30.0 million before deducting offering fees and expenses. Credit Suisse Securities (USA) LLC acted as lead placement agent for the offering and Canaccord Adams Inc. and Cantor Fitzgerald & Co. acted as co-placement agents.

The Company intends to use the net proceeds from this offering to fund development of its product candidates, including its portion of the Phase 3 costs for GVAX immunotherapy for prostate cancer, as well as for general corporate purposes.

The shares and warrants are being offered pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. The shares and warrants may be offered only by means of a prospectus. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants will not be exercisable prior to six months after issuance and will be exercisable for seven years after that date. The closing of the offering is expected to take place on May 14, 2008, subject to satisfaction of customary closing conditions.

Additional information and details with respect to the offering will be included in a final prospectus supplement and related prospectus that will be filed with the SEC prior to closing. When available, copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010 (1-800-221-1037).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms–GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, which is being developed in partnership with Takeda Pharmaceutical Company Limited, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the expected proceeds from the offering, the progress, results and timing of the company’s clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the closing of the offering, the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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